                                                                     EXHIBIT 5.1

                        [FEDDERS CORPORATION LETTERHEAD]


                                                               December 17, 2003

Fedders Corporation
505 Martinsville Road
Liberty Corner, New Jersey 07938

                 Re:      Fedders Corporation
                          Registration Statement on Form S-3

      I am a Vice President and General Counsel of Fedders Corporation, a Delaware corporation (the "Company"), and have acted as its counsel in connection with the registration by the Company of (i) 30,404,940 transferable subscription rights (the "Rights") distributed in connection with a rights offering (the "Rights Offering") by the Company to the holders of record of its Common Stock, par value $0.01 per share and Class B Stock, par value $0.01 per share (collectively the "Holders") and (ii) up to 1,520,247 shares (the "Shares") of the Company's Series A Cumulative Preferred Stock, par value $0.01 per share, issuable upon the exercise of the Rights.

      This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

      In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-110955) filed with the Securities and Exchange Commission (the "Commission") under the Act on December 5, 2003, as amended by Amendment No. 1 to the Form S-3 to be filed with the Commission on the date hereof (the "Registration Statement"); (ii) the Restated Certificate of Incorporation of the Company, as amended to date and currently in effect;
(iii) the By-Laws of the Company, as amended to date and currently in effect;
(iv) certain resolutions of the Board of Directors of the Company, relating to the issuance of both the Rights and the Shares in connection with the Rights Offering and the establishment of a special pricing committee of the Board of Directors of the Company (the "Pricing Committee"); (v) certain resolutions of the Pricing Committee relating to the issuance of both the Rights and the Shares in connection with the Rights Offering; (vi) a copy of a specimen Subscription Rights Certificate representing the Rights; and (vii) a copy of a specimen stock certificate representing the Shares. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

      In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company and its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

      I am an attorney-at-law admitted to practice in the State of New Jersey. I do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of New Jersey and the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Constitution of the State of Delaware, and reported judicial decisions interpreting that law, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

      Based upon and subject to the foregoing, I am of the opinion that:

      1. The issuance of the Rights has been duly authorized and when the Registration Statement becomes effective under the Act and the Rights are distributed to the Holders as contemplated in the Registration Statement, they will be validly issued and will be binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      2. The issuance and sale of the Shares upon exercise of the Rights have been duly authorized and when (i) the Registration Statement becomes effective under the Act, (ii) the Holders of the Rights have complied with the terms of the Rights in connection with the exercise thereof and (iii) certificates representing the Shares in the form of the specimen certificate examined by me have been manually signed by an authorized officer of the transfer agent and registrar for the Series A Cumulative Preferred Stock and registered by such transfer agent and registrar, and have been delivered to and paid for as contemplated by the Rights and at a price per share not less than the per share par value of the Series A Cumulative Preferred Stock, the Shares will be validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

      This letter is furnished to you solely in connection with the Rights Offering and the Rights issuable thereunder and may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person for any purpose.

                                                Very truly yours,

                                                /s/ ROBERT N. EDWARDS
                                                ---------------------
                                                Robert N. Edwards
                                        2